Exhibit 99.2

MOCON, Inc.

First Quarter 2016 Conference Call Script

May 5, 2016

Delivered by:	Robert Demorest - MOCO
Elissa Lindsoe– MOCO
Steve Hooser – Three Part Advisors

Operator (if necessary):

Good day, everyone, and welcome to MOCON’s First Quarter 2016 Earnings Conference Call. Today's conference is being recorded. I would now like to turn the call over to Steven Hooser, MOCON’s investor relations representative. Please go ahead Steven.

Steven Hooser:

Thank you for joining us today to discuss our first quarter 2016 financial results. With me on the call today are Robert Demorest, Chief Executive Officer, Elissa Lindsoe, Chief Financial Officer and Don DeMorett, Chief Operating Officer who will be helping with the Q&A session that we will open up to the audience after we complete our prepared remarks. Please note that we are also webcasting this call. Both the earnings press release that was issued earlier and the webcast link can be accessed on our Investor Relations website at mocon.com. Before I turn the call over to management, I'd like to remind everyone that during today’s call, including the Q&A session, we may make forward-looking statements regarding expected revenue, earnings, future plans, opportunities, and other expectations of the Company. These estimates and plans and other forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied on the call. These risks include those that are detailed in our most recent Annual Report on Form 10-K and in today’s earnings press release and may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. The statements made during this conference call are based upon information known to MOCON as of the date and time of this call. We assume no obligation to update the information presented in today’s call.

During today’s call we will also discuss non-GAAP financial measures, including, EBITDA and Adjusted EBITDA. These measures, when used in combination with GAAP results, provide us with useful information to better understand our business and we believe investors may want to consider this impact on our performance as well. A reconciliation of GAAP to non-GAAP measures can be found in today’s earning’s release.

With that, I’d like to turn the call over to Robert Demorest, MOCON’s President and Chief Executive Officer.

Robert Demorest

Thanks Steven; and thanks to all of you on the line for participating in our earnings call and we appreciate your time and your continued interest in MOCON. Overall, Q1 2016 revenue declined 4 percent from Q1 of 2015. We saw strong performance in our largest business segment, Package Testing, with growth of 4 percent year-over-year. Our Industrial Analyzers and Other segment has begun to stabilize. While we are still experiencing a soft market in the oil and gas industry, this was offset by increased sensor shipments to the environmental monitoring and worker safety markets, resulting in a slight decline of 2 percent year-over-year, but, encouragingly, this business grew 28 percent sequentially. Our Permeation segment declined year-over-year by 13 percent. While somewhat disappointing, we believe that much of the decline was due to the strategic sales force realignment that was announced in Q4 of 2015 which we will go into later on this call. Company-wide, our bookings in the first quarter were up slightly year-over-year, and therefore, much of the shortfall was driven by the beginning of the year backlog that was $2.3 million, or 30 percent lower in 2016 than it was at the beginning of 2015. Our channel partners have a positive outlook for our next generation Permeation instruments and therefore we expect to see improvement sequentially throughout the remainder of 2016 within our Permeation business segment.

I will go into more detail on the performance of our business segments later in the call, but for now, I’ll turn the discussion over to Elissa to run through the financials.

Elissa Lindsoe

Thanks Bob, and thanks again to everyone for joining us. In Q1 2016, the average exchange rate for a euro was $1.13 compared to $1.10 in Q1 2015. Because the impact to the quarter’s year-over-year growth was less than $100,000, we are not reporting revenue on a constant currency basis for this quarter. Reported revenue for the first quarter of 2016 was $14.7 million, down 4 percent from the $15.4 million reported in the same period of 2015. As Bob mentioned earlier, our Package Testing segment met our expectations, our Industrial Analyzers and Other segment is stabilizing, and the level of revenue recorded in our Permeation business was not what we had hoped for. However, if you recall, in Q4 we announced a leadership change that included a plan to combine our Package Testing and Permeation sales and marketing teams. The organizational structure design is now complete. We believe the initial disruption is behind us as our US sales force has leadership in place to address the common end markets these two businesses serve which we are now defining as Package Integrity Testing, Healthcare and Food Sales and we have recently named a Product Manager for our global Permeation business. In Europe, we have completed the transition of our two German facilities under common leadership and are currently working with our landlord to co-locate the teams in the coming year.

In Q1 2016, we reported operating income of $763 thousand, or 5 percent of revenue compared to $1.4 million, or 7 percent of revenue, in the year-ago quarter and are up from $539 thousand, or 4 percent of revenue, in Q4 of 2015.

Gross margin was 55 percent of revenue in our first quarter of 2016 which is equal to those reported in the year-ago quarter. Later, Bob will cover the details of each segment in his prepared remarks.

SG&A expenses were slightly lower in Q1 compared to the prior year. Cost reductions from the Company’s previously announced realignment plan were offset in part by increased professional fees, hires made in the second through fourth quarters of 2015, and accrued severance. Research and development expenses were in line with our commitment to continued innovation and were 8 percent of revenue in Q1 2016 compared to 7 percent in Q1 2015. The increase in R&D spending was planned as we increased our investment into exploring advanced sensor technologies that will continue to give us a leading edge well into our future.

Our combined first quarter SG&A and R&D expenses were flat year-over-year and as a percent of revenue, they were 50 percent and 48 percent for 2016 and 2015 respectively.

Moving on to the remainder of our income statement:

Our effective tax rate was 33 percent in Q1 2016 which is 2 percent lower than the year-ago quarter. The reduction is driven primarily by the expiration of the R&D credit in Q1 2015. Because this credit no longer expires, beginning in 2016, we are including the benefit of this credit into our provision throughout the year.

Net income for the first quarter of 2016 was $488 thousand, or $0.08 per diluted share, compared to $908 thousand, or $0.16 per diluted share for the first quarter in 2015. Adjusted EBITDA for the first quarter of 2016 was $1.6 million compared to $1.9 million in the first quarter of 2015.

Moving on to our cash flow and balance sheet

Cash and cash equivalents were $6.0 million on March 31, 2016 compared to $6.3 million on December 31, 2015. Accounts receivable were $10.2 million, which represents days sales outstanding of 63, up from 52 days reported in the year-ago quarter. The increase was driven by timing of revenue within the quarter and we believe that the DSO will improve in the coming quarters. Inventory was $7.7 million, down slightly from $7.8 million on December 31, 2015.

Total debt was $3 million at both March 31, 2016 and December 31, 2015. Our revolving line of credit with Wells Fargo has $7 million of additional capacity.

Net cash provided by operations was $93 thousand in Q1 2016 compared to $794 thousand in Q1 2015. The primary driver was the reduction in net income year-over-year. With that, I will now turn the call back over to Bob.

Robert Demorest

Thanks Elissa.

I will wrap up our prepared remarks by giving you an overview of our performance by business segment:

Our largest segment in Q1 was Package Testing. It comprised 48 percent of overall revenue, or $7 million, up from $6.8 million in Q1 2015. 76 percent of Q1 2016 revenue was sold outside of the U.S. compared to 74 percent in Q1 of 2015. Package testing gross margin was 58 percent of revenue in Q1 2016, up 4 percentage points from 54 percent in Q1 2015. The improvement was driven by increased volume from our higher margin headspace and accessory products and organizational changes as part of our process improvement initiatives. Operating expenses were 45 percent of revenue in Q1 2016 and 41 percent in the year-ago quarter, resulting in Q1 operating margins that were 13 percent of revenue in both 2016 and 2015.

In other Package Testing news, we are excited with the announcement of our latest concept, LeakProtego.

Our Package Testing project team has been working hard on this brand new product. LeakProtego is a revolutionary leak detection system, with a capability to detect leaks online that are as small as 50 microns which is half the diameter of a strand of human hair. This patent-pending technology incorporates modular units, each of which can test up to 12 packages per minute, and can be configured to match the throughput speeds of most modified atmosphere packaging (MAP) production lines.

Next week we will be introducing a two module LeakProtego to the marketplace at the IFFA tradeshow in Frankfurt, Germany. The first LeakProtego systems are scheduled to be delivered to select European customers in the second half of this year and we are planning a full product launch in 2017. This product was designed to fill an unmet need in the worldwide consumer packaging marketplace and we estimate that the total addressable market is approximately $100 million annually.

Moving on to Permeation, this segment contributed 36 percent to overall revenue, or $5.3 million in Q1, down 13 percent from $6.1 million in Q1 2015. 71 percent of this segment’s Q1 2016 revenue was sold outside of the United States compared to 64 percent in the same quarter of 2015. This shift is a reflection of the decline in revenue attributable to the organizational realignment, which primarily impacted domestic sales. In addition, we also saw a decrease in consulting services revenue. Q1 2016 gross margin in the Permeation segment was 57 percent compared to 59 percent in Q1 of 2015. This decrease is primarily due to the reduced consulting revenue which is supported primarily by a fixed cost structure. Operating expenses on a dollar basis were down 200 thousand driven by expense reductions related to the organizational realignment and reduced commissions on a lower revenue base. Q1 2016 operating expenses were 51 percent of revenue which is up from 48 percent in the year-ago quarter. This 3 percentage point increase in operating expenses combined with the 2 percentage point decrease in gross margin, resulted in Q1 operating margins of 6 percent in 2016 compared to 11 percent in Q1 of 2015. On the product development front, as I mentioned earlier, our next generation Permeation instruments are being well received by our partners and end users alike. In 2016, we plan to release 3 additional models in the Permeation family which will complete the refresh of our core product line.

Our Industrial Analyzers and Other segment comprised 17 percent of our Q1 2016 revenue which was $2.4 million, down 2 percent from the $2.5 million reported in Q1 of 2015. As I mentioned in my opening remarks, althought the year-over-year comparison is slightly down, we are encouraged by the 28 percent sequential growth in the Industrial Analyzer and Other segment.

40 percent of this segment’s revenue was sold to foreign markets in Q1 2016 compared to 57 percent in the first quarter of 2015. This shift is attributable to a $500 thousand increase in sensor sales, primarily to our US based OEM customers in the environmental and worker safety markets. This increase in lower margin sensor revenue drove a 5 percentage point reduction in gross margin -- resulting in Q1 2016 gross profit that was 44 percent of revenue compared to 49 percent in Q1 of 2015. Of note, OEM sales do not require the same level of SG&A spending to support the revenue as do instrument sales.

Our operating expenses in this segment were 60 percent of revenue in Q1 2016 compared to 66 percent of revenue in Q1 2015. On an absolute dollar basis, we have reduced our operating costs in this segment by taking advantage of attrition opportunities while exercising extreme caution to avoid cutting into areas that are fueling growth in the medium and longer term. Q1 2016 operating loss was 16 percent of revenue compared to 17 percent in Q1 2015.

In this part of our business we compete with several large companies, but in very large markets. We continue to believe our superior technologies and large satisfied customer base position us well to take advantage of continually emerging market opportunities. As Elissa mentioned in her prepared remarks, we are increasing our investment into researching several advanced technologies – primarily in sensors. Much of the opportunity for this initiative lies within our Industrial Analyzers segment.

While still in its infancy, the “Other” in this segment represents our Microbial Detection business. As previously announced, our partnership with Particle Measuring Systems, otherwise known as PMS, is off to a strong start. We are focusing on a unique microbial surface detection kit, named SurCapt™, that is being marketed by PMS to pharmaceutical manufacturers worldwide. To-date, they have placed 7 GreenLight® systems into their global distribution channel for introductory demonstration purposes and the feedback has been positive. We are pleased, yet cautiously optimistic about this growth opportunity because it is still very early on. We are estimating the total addressable market for SurCapt to be approximately $45 million annually.

In summary, I remain confident in our ability to continue to create shareholder value through staying the course and delivering sequential growth throughout 2016. I look forward to updating you again when we report our second quarter results.